Sesen Bio Reports Fourth Quarter and Full-Year 2022 Financial Results Sesen Bio Board Believes the Pending Merger with Carisma is the Most Value-Maximizing Option for Stockholders Reiterates Support from Several of Sesen Bio’s Largest Stockholders and Two Leading Independent Proxy Advisors Sesen Bio Board Unanimously Recommends All Stockholders Vote “FOR” Transaction Ahead of March 2, 2023 Special Meeting of Stockholders CAMBRIDGE, Mass., Feb. 28, 2023 – Sesen Bio (Nasdaq: SESN) today reported operating results for the fourth quarter and full year ended December 31, 2022, and provided a business update. Business Update On February 13, 2023, following extensive engagement with Sesen Bio stockholders, Sesen Bio and Carisma Therapeutics, Inc. (“Carisma”) further amended the previously amended merger agreement announced on December 29, 2022. The terms of the amended merger agreement include: o An increase of the one-time special cash dividend expected to be paid to Sesen Bio stockholders to $75.0 million, or approximately $0.36 per share1. This represents an increase from the expected special cash dividend of approximately $70.0 million, or approximately $0.34 per share1, under the first amendment to the merger agreement, and an increase from the up to $25.0 million special cash dividend under the terms of the original merger agreement dated September 20, 2022. o An extension of the period of time for payments under the Contingent Value Rights related to any potential proceeds from the sale of Vicineum and Sesen Bio’s other legacy assets to March 31, 2027, from December 31, 2023 under the previous terms. This is in addition to any potential proceeds from the milestone payment under the Roche Asset Purchase Agreement. o Michael Torok, one of Sesen Bio’s largest stockholders, will join the Carisma Board of Directors upon closing of the merger as the sole Sesen Bio representative. The go-forward company will focus on the development of Carisma’s chimeric antigen receptor macrophage (CAR-M) therapies, which are believed to be the only therapies of their kind with demonstrated proof of mechanism and safety data in clinical trials. The combined company is expected to operate under the name “Carisma Therapeutics, Inc.” and trade on Nasdaq under the ticker symbol “CARM”. On February 16, 2023 and February 17, 2023, leading independent proxy advisors Institutional Shareholder Services (“ISS”) and Glass, Lewis & Co. (“Glass Lewis”), respectively, recommended Sesen Bio stockholders vote “FOR” all proposals at the March 2, 2023 Special Meeting of Stockholders. The positive recommendations from ISS and Glass Lewis build on the support received from several of Sesen Bio’s largest stockholders for the merger with Carisma, including Bradley L. Radoff, Michael Torok and their affiliates, as well as BML Investment Partners, L.P., who together beneficially own approximately 12.8% of Sesen Bio’s outstanding common stock. On January 31, 2023, the United States District Court for the Southern District of New York issued an order granting final approval of the settlement of the consolidated shareholder class action captioned In re Sesen Bio, Inc. Securities Litigation, Master File No. 1:21-cv-07025-AKH (the “Securities Litigation”). This follows the November 8, 2022 grant of final approval by the United States District Court for the District of Massachusetts of the settlement of the previously disclosed consolidated derivative lawsuits captioned In re Sesen Bio, Inc. Derivative Litigation, Lead Case No. 1:21-cv-11538, the derivative lawsuit captioned Tang v. Sesen Bio, Inc., et al., Case No. 2281-cv-00135 and other potential related derivative claims (collectively, the “Derivative Litigation”). On February 24, 2023, Sesen Bio received a determination from Nasdaq’s Office of General Counsel that the Nasdaq Hearings Panel (the “Panel”) had granted the Company an exception from the Company’s non-compliance with the $1.00 bid price requirement to complete the proposed merger with Carisma by March 10, 2023. Pursuant to Nasdaq Listing Rule 5110(a), the Company must demonstrate compliance with all initial listing requirements of Nasdaq upon closing of the proposed merger with Carisma. Sesen Bio was scheduled for a hearing with the Panel on March 16, 2023, following receipt of notice from Nasdaq’s Listing Qualifications Department on January 25, 2023 that the Company’s common stock is subject to delisting based upon non-compliance with the $1.00 bid price requirement. In the event the Company fails to establish compliance with the initial listing standards by March 10, 2023, its common stock will be delisted from Nasdaq, unless granted an additional exception by the Panel. 1: Based on basic outstanding shares including unvested restricted stock units Fourth Quarter 2022 Financial Results Cash Position: Cash, cash equivalents and marketable securities were $166.9 million as of December 31, 2022, compared to cash and cash equivalents of $162.6 million as of December 31, 2021. R&D Expenses: Research and development expenses were $1.0 million for the three months ended December 31, 2022, compared to $7.0 million for the three months ended December 31, 2021. Research and development expenses were $38.6 million for the year ended December 31, 2022, compared to $25.3 million for the year ended December 31, 2021. The increase of $13.3 million was primarily driven by the expense of prepaid balances related to consumables and manufacturing reservations, as the balances were deemed to have no future value due to the strategic decision to voluntarily pause further development of Vicineum in the United States ($25.2 million). Additionally, employee-related compensation increased, primarily due to the retention programs implemented in the fourth quarter of 2021 and third quarter of 2022 ($1.0 million). The increase was partially offset by decreased costs associated with manufacturing ($8.9 million), clinical and manufacturing related consulting fees ($2.3 million) and other individually immaterial research and development costs ($0.2 million), driven by the strategic decision to voluntarily pause further development of Vicineum in the United States in the third quarter of 2022. Additionally, one-time regulatory milestone payments ($1.5 million) related to the filing of the biologics license application (BLA) to the United States Food and Drug Administration (the “FDA”) for Vicineum and a marketing authorization application (MAA) to the European Medicines Agency (EMA) for Vysyneum were made in 2021. G&A Expenses: General and administrative expenses were $7.1 million for the three months ended December 31, 2022, compared to $8.6 million for the three months ended December 31, 2021. General and administrative expenses were $39.8 million for the year ended December 31, 2022, compared to $29.4 million for the year ended December 31, 2021. The increase of $10.4 million was primarily due to an increase in legal expense ($13.1 million) driven by the settlements of the Securities Litigation and Derivative Litigation net of expected insurance recovery ($8.2 million) and the Company’s assessment of strategic alternatives ($3.8 million). Additionally, there were increases in legal fees for the Securities Litigation and Derivative Litigation counseling ($0.6 million), general business counseling ($0.3 million), and other legal expenses ($0.2 million). The Company also incurred $1.2 million in connection with the fairness opinions related to the proposed merger with Carisma and increases in other individually immaterial expenses ($0.2 million). This was partially offset by decreases in marketing and commercial expenses ($4.1 million), driven by preparation for the commercial launch of Vicineum prior to the receipt of the complete response letter (the “CRL”) from the FDA in August 2021. Restructuring Charges: Restructuring charges were $0.8 million for the three months ended December 31, 2022, compared to a de minimis amount for the three months ended December 31, 2021. Restructuring expenses were $11.8 million for the year ended December 31, 2022, compared to $5.5 million for the year ended December 31, 2021. The expenses for the year ended December 31, 2022 consisted of severance and other employee-related costs ($7.0 million) and termination of certain contracts and other associated costs ($4.8 million) following the decision to pause further development of Vicineum in the United States. The expenses for the year ended December 31, 2021, consisted of severance and other employee-related costs ($2.8 million) and termination of certain contracts ($2.7 million) following the receipt of the CRL in August 2021. Non-Cash Related Expenses: o The intangibles impairment charge for the year ended December 31, 2022 was $27.8 million. Due to the strategic decision to voluntarily pause further development of Vicineum in the United States during the second quarter of 2022, the Company completed its impairment testing and concluded that the carrying value of its intangible asset of Vicineum European Union rights of $14.7 million and Goodwill of $13.1 million were fully impaired and written off during the second quarter of 2022. The intangible impairment charge for the year ended December 31, 2021 was $31.7 million. In light of the CRL, the Company performed an interim impairment test, which concluded that the carrying value of its intangible asset of Vicineum United States rights of $31.7 million was fully impaired during the third quarter of 2021. o The non-cash change in fair value of contingent consideration of $52.0 million for the year ended December 31, 2022 was driven by the Company’s strategic decision to voluntarily pause further development of Vicineum in the United States and the Company’s conclusion that it no longer expects to owe any related future earnout and milestone payments. The decision was based on a thorough reassessment of Vicineum following discussions with the FDA, which had implications for the size, timeline and costs for an additional Phase 3 clinical trial of Vicineum for the treatment of non-muscle invasive bladder cancer. The change in fair value of contingent consideration was $56.8 million for the year ended December 31, 2021. This was primarily due to management's assessment of a lower probability of regulatory approval following the receipt of a CRL in August 2021, in which the FDA determined that it could not approve the BLA for Vicineum in its present form. Income Tax Benefit: For the year ended December 31, 2022, the Company recorded a benefit from income taxes of $3.9 million. In the second quarter of 2022, the Company determined that the fair value of the Vicineum European Union in-process research and development asset was zero, which resulted in an impairment charge of $14.7 million. In connection with this impairment charge, in the second quarter of 2022, the Company wrote-down the associated deferred tax liability by $3.9 million as a benefit. For the year ended December 31, 2021, the Company recorded a benefit from income taxes of $8.3 million. In the third quarter of 2021, the Company determined that the fair value of the Vicineum United States in-process research and development asset was zero, which resulted in an impairment charge of $31.7 million. In connection with this impairment charge, in the third quarter of 2021, the Company wrote-down the associated deferred tax liability by $8.6 million as a benefit. This was partially offset by $0.3 million in taxes paid related to the Qilu License Agreement. Net (Loss) Income: Net loss was $7.6 million, or $0.04 per basic and diluted share, for the fourth quarter of 2022, compared to net income of $8.9 million, or $0.04 per basic and diluted share, for the same period in 2021. Net loss was $19.9 million, or $0.10 per basic and diluted share, for the year ended December 31, 2022, compared to $0.3 million, or $0.0 per basic and per diluted share, for the year ended December 31, 2021. The increase in net loss was primarily due to an increase in operating expense ($30.8 million) and a decrease in income tax benefit ($4.4 million), which were offset by an increase in license and related revenue ($13.5 million). The revenue increase was primarily driven by the execution of the asset purchase agreement with F. Hoffmann-La Roche Ltd and Hoffmann-La Roche Inc. (collectively, “Roche”) for EBI-031 and all other IL-6 antagonist monoclonal antibody technology in 2022 ($40.0 million), partially offset by the milestones achieved by Roche ($20.0 million), Qilu Pharmaceutical Co., Ltd., the Company’s former partner in the Greater China region ($5.0 million), and Hikma Pharmaceuticals LLC, the Company’s former partner in the Middle East and North Africa region ($1.5 million) in 2021. Additionally, interest income increased ($1.8 million) primarily due to higher yield earned on the Company’s investment account during 2022. About Sesen Bio Sesen Bio, Inc. is a late-stage clinical company that previously focused on advancing targeted fusion protein therapeutics for the treatment of patients with cancer. Sesen Bio’s most advanced product candidate, Vicineum™, also known as VB4-845, is a locally administered targeted fusion protein composed of an anti-epithelial cell adhesion molecule antibody fragment tethered to a truncated form of Pseudomonas exotoxin A for the treatment of non-muscle invasive bladder cancer. On July 15, 2022, Sesen Bio made the strategic decision to voluntarily pause further development of Vicineum in the United States. The decision was based on a thorough reassessment of Vicineum, which included the incremental development timeline and associated costs for an additional Phase 3 clinical trial, following Sesen Bio’s discussions with the United States Food and Drug Administration. Sesen Bio has turned its primary focus to consummating a strategic transaction with the goal of maximizing stockholder value. Additionally, Sesen Bio is seeking a partner for the further development of Vicineum. For more information, please visit the Company’s website at www.sesenbio.com. Cautionary Note on Forward-Looking Statements

Any statements in this press release about future expectations, plans and prospects for Sesen Bio, Inc. (Sesen Bio), CARISMA Therapeutics Inc. (Carisma) or the combined company, Sesen Bio’s, Carisma’s or the combined company’s strategy or future operations, and other statements containing the words “anticipate,” “believe,” “contemplate,” “expect,” “intend,” “may,” “plan,” “predict,” “target,” “potential,” “possible,” “will,” “would,” “could,” “should,” “continue,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. For example, statements concerning Sesen Bio’s ability to find a partner for the further development of Vicineum, the proposed transaction, the concurrent financing, the contingent value rights and other matters, including without limitation: statements relating to the satisfaction of the conditions to and consummation of the proposed transaction, the expected timing of the consummation of the proposed transaction, the expected ownership percentages of the combined company, Sesen Bio’s and Carisma’s respective businesses, the strategy of the combined company, future operations, advancement of the combined company’s product candidates and product pipeline, clinical development of the combined company’s product candidates, including expectations regarding timing of initiation and results of clinical trials of the combined company, the ability of Sesen Bio to remain listed on the Nasdaq Stock Market, the completion of the concurrent financing, the receipt of any payments under the contingent value rights, and the amount and timing of distributions to be made to Sesen Bio stockholders, if any, in connection with any potential dissolution or liquidation scenario are forward- looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including without limitation: (i) the risk that the conditions to the closing of the proposed transaction are not satisfied, including the failure to obtain stockholder approval of matters related to the proposed transaction in a timely manner or at all; (ii) uncertainties as to the timing of the consummation of the proposed transaction and the ability of each of Sesen Bio and Carisma to consummate the proposed transaction, including completing the concurrent financing; (iii) risks related to Sesen Bio’s ability to correctly estimate its expected net cash at closing and Sesen Bio’s and Carisma’s ability to correctly estimate and manage their respective operating expenses and expenses associated with the proposed transaction; (iv) risks related to Sesen Bio’s continued listing on the Nasdaq Stock Market until closing of the proposed transaction; (v) the risk that as a result of adjustments to the exchange ratio, Sesen Bio stockholders or Carisma stockholders could own less of the combined company than is currently anticipated; (vi) the risk that the conditions to payment under the contingent value rights will not be met and that the contingent value rights may otherwise never deliver any value to Sesen Bio stockholders; (vii) risks associated with the possible failure to realize certain anticipated benefits of the proposed transaction, including with respect to future financial and operating results; (viii) uncertainties regarding the impact any delay in the closing would have on the anticipated cash resources of the combined company upon closing and other events and unanticipated spending and costs that could reduce the combined company’s cash resources; (ix) the effect of uncertainties related to the actions of activist stockholders, which could make it more difficult to obtain the approval of Sesen Bio stockholders with respect to the transaction related proposals and result in Sesen Bio incurring significant fees and other expenses, including for third-party advisors; (x) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the merger agreement, as amended; (xi) the effect of the announcement, pendency or completion of the merger on Sesen Bio’s or Carisma’s business relationships, operating results and business generally; (xii) costs related to the merger; (xiii) the outcome of any legal proceedings instituted against Sesen Bio, Carisma or any of their respective directors or officers related to the merger agreement or the transactions contemplated thereby; (xiv) the ability of Sesen Bio or Carisma to protect their respective intellectual property rights; (xv) competitive responses to the proposed transaction and changes in expected or existing competition; (xvi) the success and timing of regulatory submissions and pre-clinical and clinical trials; (xvii) regulatory requirements or developments; (xviii) changes to clinical trial designs and regulatory pathways; (xix) changes in capital resource requirements; (xx) risks related to the inability of the combined company to obtain sufficient additional capital to continue to advance its product candidates and its preclinical programs; (xxi) legislative, regulatory, political and economic developments; and (xxii) other factors discussed in the “Risk Factors” section of Sesen Bio’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other reports filed with the Securities and Exchange Commission (SEC). In addition, the forward-looking statements included in this press release represent Sesen Bio’s and Carisma’s views as of the date hereof. Sesen Bio and Carisma anticipate that subsequent events and developments will cause the respective company’s views to change. However, while Sesen Bio may elect to update these forward-looking statements at some point in the future, Sesen Bio specifically disclaims any obligation to do so, except as required under applicable law. These forward-looking statements should not be relied upon as representing Sesen Bio’s views as of any date subsequent to the date hereof. Important Additional Information In connection with the proposed transaction between Carisma and Sesen Bio, Sesen Bio filed with the SEC a registration statement on Form S-4 (as amended, the registration statement) that includes a proxy statement of Sesen Bio and also constitutes a prospectus of Sesen Bio with respect to shares of Sesen Bio common stock to be issued in the proposed transaction (proxy statement/prospectus), as amended by the supplement Sesen Bio filed with the SEC on February 16, 2023 (supplement). The definitive proxy statement/prospectus was first mailed to Sesen Bio stockholders on or about January 24, 2023, and the supplement was first mailed to Sesen Bio stockholders on or about February 17, 2023. Sesen Bio may also file other relevant documents regarding the proposed transaction with the SEC. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THESE MATERIALS, INCLUDING THE REGISTRATION STATEMENT, THE DEFINITIVE PROXY STATEMENT/PROSPECTUS, THE SUPPLEMENT AND ALL OTHER RELEVANT DOCUMENTS THAT ARE OR WILL BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED TRANSACTION, INCLUDING ANY AMENDMENTS OR SUPPLEMENTS TO THESE MATERIALS, BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Investors and security holders are able to obtain the definitive proxy statement/prospectus and other documents that are filed or will be filed by Sesen Bio with the SEC free of charge from the SEC’s website at www.sec.gov or from Sesen Bio at the SEC Filings section of www.sesenbio.com. No Offer or Solicitation This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. Subject to certain exceptions to be approved by the relevant regulators or certain facts to be ascertained, a public offer will not be made directly or indirectly, in or into any jurisdiction where to do so would constitute a violation of the laws of such jurisdiction, or by use of the mails or by any means or instrumentality (including without limitation, facsimile transmission, telephone or internet) of interstate or foreign commerce, or any facility of a national securities exchange, of any such jurisdiction. Participants in the Solicitation Sesen Bio and Carisma and their respective directors, executive officers and other members of management may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about Sesen Bio’s directors and executive officers is available in Sesen Bio’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, its definitive proxy statement dated April 28, 2022 for its 2022 Annual Meeting of Stockholders and its Current Report on Form 8-K filed with the SEC on August 31, 2022. Other information regarding the participants in the proxy solicitation and a description of their interests in the proposed transaction, by security holdings or otherwise, is included in the definitive proxy statement/prospectus and other relevant materials that are or will be filed with the SEC regarding the proposed transaction. Investors should read the definitive proxy statement/prospectus carefully before making any voting or investment decisions. You may obtain free copies of these documents from Sesen Bio or the SEC’s website as indicated above. Investors: Erin Clark, Vice President, Corporate Strategy & Investor Relations ir@sesenbio.com